Exhibit 4.29

Offer to Purchase and Consent Solicitation Statement dated June 7, 2005

MobiFon Holdings B.V.

Offer to Purchase for Cash Any and All Outstanding
Series A 12.50% Senior Notes due 2010
(CUSIP No. 607054AB9; ISIN No. US607054AB95)
and Solicitation of Consents to Amendments to the Related Indenture

MobiFon Holdings B.V., a corporation organized under the laws of The Netherlands, which we refer to as the “Issuer,” hereby offers to purchase for cash any and all of its $222,750,000 outstanding Series A 12.50% Senior Notes due 2010, which we refer to as the “Notes,” upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement and in the related Consent and Letter of Transmittal. We refer to the offer to purchase the Notes as the “Offer,” the Offer to Purchase and Consent Solicitation Statement as the “Offer to Purchase,” and the related Consent and Letter of Transmittal as the “Letter of Transmittal.” We refer to the Offer to Purchase and the Letter of Transmittal collectively as the “Offering Materials.” In conjunction with the Offer, the Issuer is soliciting from the holders of the Notes (“Holders”) consents to the adoption of certain proposed amendments to the indenture dated as of June 27, 2003 between the Issuer and The Bank of Nova Scotia Trust Company of New York, as Trustee (the “Indenture”), pursuant to which the Notes were issued and to the execution by the Issuer and the Trustee of a supplemental indenture to the Indenture (the “Supplemental Indenture”) effecting certain proposed amendments to the Indenture (the “Proposed Amendments”). We refer to the foregoing solicitation of consents as the “Consent Solicitation,” and to the consents that the Issuer is soliciting as the “Consents.”

The Offer and the Consent Solicitation will expire at 12:01 a.m., New York City time, on July 6, 2005, unless extended or earlier terminated (we refer to this date and time, as may be extended, as the “Expiration Time”). Holders who wish to receive the Total Consideration (as defined below) must validly tender their notes at or prior to 5:00 p.m., New York time, on June 21, 2005, which date and time, as it may be extended, we refer to as the “Consent Time”. Holders who tender their notes after the Consent Time and at or prior to the Expiration Time will receive only the Tender Offer Consideration (as defined below). All Holders who tender their notes pursuant to this Offer to Purchase will be deemed to have delivered their Consent. Tendered Notes may be withdrawn and Consents may be revoked at any time prior to the Consent Time, but not thereafter.

The ‘‘Total Consideration’’ for Notes validly tendered and accepted for payment pursuant to the Offer and Consents validly delivered pursuant to the Consent Solicitation is equal to the sum of (x) 35% of the Equity Claw-back Price (as defined below) and (y) 65% of the Fixed Spread Price (as defined below). The ‘‘Tender Offer Consideration’’ is equal to the Total Consideration less a consent payment of $20 per $1,000 principal amount of Notes for which Consents have been validly delivered and not validly revoked as of the Consent Time (the “Consent Payment”). In addition to the Total Consideration or the Tender Offer Consideration, as the case may be, tendering Holders (as defined below) will receive accrued and unpaid interest up to, but not including, the Payment Date (as defined below). The ‘‘Equity Claw-back Price’’ is equal to $1,125 per $1,000 principal amount of Notes validly tendered. The ‘‘Fixed Spread Price’’ is equal to the present value on the Payment Date of all future cash flows on the Notes (minus accrued and unpaid interest to, but not including, the Payment Date) to July 31, 2007 (the first date on which the Notes may be redeemed at the option of the Issuer, the ‘‘Earliest Redemption Date”), calculated in accordance with standard market practice as described in Schedule I to this Offer to Purchase, based on the assumptions that the Notes will be redeemed in full at $1,062.50 per $1,000 principal amount of Notes on the Earliest Redemption Date and that the yield to the Earliest Redemption Date is equal to the sum of (a) the yield on the 3.5% U.S. Treasury Note due May 31, 2007 (the “Reference Security”), as calculated by the Dealer Manager in accordance with standard market practice, based on the bid-side price for the Reference Security, as of 2:00 p.m., New York City time, on June 20, 2005, the eleventh business day immediately preceding the scheduled Expiration Time (the “Price Determination Date”), as displayed on the Bloomberg Government Pricing Monitor, Page PX4 (or any recognized quotation source selected by the Dealer Manager in its discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous), plus (b) 50 basis points (the “Fixed Spread”). The yield on the Reference Security as of 5:00 p.m., New York City time, on June 6, 2005 was 3.582%. Assuming the yield on the Reference Security is the same on the Price Determination Date, the Total Consideration for each $1,000 principal amount of Notes would be $1,188.34 on the Payment Date.

If the Notes are accepted for payment pursuant to the Offer, Holders who validly tender (and do not validly withdraw) their Notes pursuant to the Offer at or prior to the Consent Time will receive on the Payment Date the Total Consideration, which includes both the Tender Offer Consideration and the Consent Payment. Holders that validly tender their Notes after the Consent Time, but at or prior to the Expiration Time, will receive on the Payment Date only the Tender Offer Consideration. In both cases, Holders will receive on the Payment Date accrued interest up to, but not including, the Payment Date. No tenders will be valid if submitted after the Expiration Time.

All Holders that tender their Notes pursuant to the Offer will be deemed to have delivered their Consent to the adoption of the Proposed Amendments.

Payment for Notes validly tendered pursuant to the Offer is subject to the satisfaction of certain conditions, including, without limitation, the satisfaction of the Requisite Consents Condition (which we define in this Offer to Purchase). The Issuer reserves the right, in its sole discretion, to waive any and all conditions to the Offer.

None of the Issuer, the Dealer Manager, the Information Agent or the Depositary make any recommendation as to whether Holders should tender any or all of their Notes and thereby deliver their Consent to the adoption of the Proposed Amendments.

Goldman, Sachs & Co. is serving as dealer manager and solicitation agent, and we refer to Goldman, Sachs & Co. in this Offer to Purchase as the “Dealer Manager.” D.F. King & Co., Inc. is serving as the “Information Agent.” Requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or any other documents related to the Offer may be directed to the Information Agent or to Dexia Banque Internationale à Luxembourg. Questions or requests for assistance may be directed to the Dealer Manager at the address and telephone number set forth on the back cover of this Offer to Purchase.

The Dealer Manager for the Offer and the Solicitation Agent for the Consent Solicitation is:

Goldman, Sachs & Co.

The Offer will expire at 12:01 a.m., New York City time, on July 6, 2005, unless extended or earlier terminated. Holders of Notes must validly tender (and not validly withdraw) their Notes and thereby deliver their Consents to the adoption of the Proposed Amendments at or prior to the Expiration Time in order to receive the Tender Offer Consideration. Holders of Notes must validly tender (and not validly withdraw) their Notes and thereby deliver their Consents to the adoption of the Proposed Amendments at or before the Consent Time in order to receive the Total Consideration, which includes the Tender Offer Consideration and Consent Payment. Except as noted below, adoption of the Proposed Amendments requires the delivery of the Consents of the Holders representing at least a majority in aggregate principal amount of the then outstanding Notes. We refer to these Consents as the “Requisite Consents.” The Company may, but is not obligated to, execute the Supplemental Indenture containing the Proposed Amendments at any time after receipt of the Requisite Consents. However, we note that amendment of § 4.17 of the Indenture requires the consent of Holders of at least 66 and 2/3% of the principal amount of the Notes then outstanding. Therefore, the Proposed Amendments will include the removal of § 4.17 of the Indenture only to the extent that the Issuer receives Consents from Holders of at least 66 and 2/3% of the Notes outstanding prior to the Expiration Time. In the Consent Solicitation, the Issuer is seeking Consents to all of the Proposed Amendments as a single proposal. Accordingly, a Consent purporting to consent only to some of the Proposed Amendments to the Indenture will not be valid, and delivery of a Consent by a Holder will constitute delivery of a Consent to all of the Proposed Amendments to the Indenture.

In conjunction with the Offer, the Issuer is conducting the Consent Solicitation. Holders that tender (and do not validly withdraw) their Notes in the Offer will be deemed to have delivered their Consents pursuant to the Consent Solicitation. Pursuant to the terms of the Offer, the completion, execution and delivery of a Letter of Transmittal (or acceptance of the Offer through ATOP (as defined below)) by a Holder of Notes in connection with the tender of the Holder’s Notes will be deemed to constitute the delivery of the Consent of that tendering Holder to the adoption of the Proposed Amendments pursuant to the Consent Solicitation. However, Holders that tender their Notes after the Consent Time will receive only the Tender Offer Consideration, even if the Proposed Amendments with respect to the Indenture become effective. Holders may not deliver Consents without tendering their Notes in the Offer, and may not tender their Notes in the Offer without delivering their Consents.

Upon the terms and subject to the conditions of the Offer, the Issuer hereby offers to pay to each Holder of Notes that validly tenders (and does not validly withdraw) Notes and thereby validly delivers a Consent to the adoption of the Proposed Amendments at or prior to the Consent Time an amount of $20 for each $1,000 principal amount of such Notes, calculated in the manner described herein. The Issuer will make the Consent Payment on the Payment Date if, and only if, the Notes to which the Consents relate are accepted for purchase pursuant to the terms of the Offer. If a Holder’s Notes are not validly tendered pursuant to the Offer at or prior to the Consent Time (or if tendered, have been validly withdrawn as of such time), that Holder will not receive the Consent Payment, even though the Proposed Amendments to the Indenture (as defined below), once operative, would be operative as to all Notes that are not purchased in the Offer.

Accordingly, if all conditions to the Offer are satisfied or waived and the Notes are accepted for payment pursuant to the Offer, Holders that validly tender (and do not validly withdraw) their Notes and thereby deliver their Consents pursuant to the Offer at or prior to the Consent Time will receive the Total Consideration, which is equal to the Tender Offer Consideration plus the Consent Payment, promptly after the Expiration Time. Holders that validly tender their Notes and thereby deliver their Consents after the Consent Time will receive only the Tender Offer Consideration promptly after the Expiration Time, and will not receive the Consent Payment even if the Proposed Amendments with respect to the Indenture become effective. We refer to the date of payment of the Total Consideration, or the Tender Offer Consideration, as the case may be, as the “Payment Date.” In both cases, Holders will receive accrued interest up to, but not including, the Payment Date.

It is anticipated that, assuming receipt of the Requisite Consents, the Issuer and The Bank of Nova Scotia Trust Company of New York, as Trustee, will execute the Supplemental Indenture promptly at or after the Expiration Time, or such earlier time as the Company may decide, but in no event prior to obtaining the Requisite Consents. Although the Supplemental Indenture will become effective upon execution, the Proposed Amendments will not become operative until the Notes that were validly tendered (and not validly withdrawn prior to the Consent Time) are accepted for purchase by the Issuer pursuant to the terms of the Offer. The provisions to be eliminated or modified in connection with the Proposed Amendments will remain in effect in the form in which they exist until the Notes are accepted for purchase by the Issuer, whereupon the provisions subject to amendment will be modified or eliminated as provided in the Proposed Amendments.

If the Proposed Amendments become operative, they will apply to all Notes issued under the Indenture and each Holder of Notes that are not validly tendered and accepted for payment pursuant to the Offer will be bound by the Proposed Amendments. If the Proposed Amendments become operative, substantially all of the restrictive covenants, certain reporting obligations, certain of the events of default and certain other provisions of the Indenture will be eliminated or modified, and all collateral secured in favor of the Trustee for the benefit of the Holders will be released. In addition, the trading market for any Notes not validly tendered pursuant to the Offer is likely to be significantly more limited in the future if the Offer is consummated.

Notes that are not tendered and accepted for payment pursuant to the Offer will remain obligations of the Issuer. Therefore, if the Proposed Amendments become operative, Holders that do not tender all of their Notes pursuant to the Offer will continue to hold those Notes as obligations of the Issuer. The Notes are redeemable at the Issuer’s option commencing on July 31, 2007 at an initial fixed redemption price equal to 106.250% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, which percentage will decrease to 103.125% on July 31, 2008 and 100.00% on July 31, 2009.

The Issuer has offered to purchase all of the outstanding Notes in this Offer. Following completion of the Offer, the Issuer may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers, by redemption or otherwise. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. Any future purchases by the Issuer will depend on various factors existing at that time. We cannot assure you which of these alternatives, if any, the Issuer will choose to pursue.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment) and applicable laws, the Issuer will pay for all Notes validly tendered that are accepted for payment pursuant to the Offer promptly after acceptance on the Payment Date. Payment for any Notes accepted for payment will be made in immediately available (same-day) funds. Any accrued interest payable on the Notes accepted for payment in the Offer up to the Payment Date will be paid in cash in immediately available (same-day) funds concurrently with the payment of the Total Consideration or the Tender Offer Consideration for those Notes. The Payment Date is expected to occur promptly after the Expiration Time. Under no circumstances will any additional amount be paid by the Issuer or the Depositary by reason of any delay in making the payment.

In the event that the Offer and the Consent Solicitation are withdrawn, terminated or otherwise not completed, no consideration will be paid or become payable.

Subject to all applicable securities laws and the terms set forth in the Offer, the Issuer reserves the right:

•                                to waive prior to the Expiration Time any and all conditions to the Offer and the Consent Solicitation,

•                                to extend or to terminate the Offer or the Consent Solicitation; or

•                                otherwise to amend the Offer or the Consent Solicitation in any respect.

Notwithstanding any other provision of the Offer or the Consent Solicitation, the Issuer’s obligation to accept for payment and to pay for Notes validly tendered pursuant to the Offer is conditioned upon:

•                                the execution by the Issuer and the Trustee of the Supplemental Indenture implementing the Proposed Amendments following receipt of the Requisite Consents (we refer to this condition as the “Requisite Consents Condition”); and

•                                satisfaction of the other conditions to the Offer set forth in this Offer to Purchase. See “The Offer and Consent Solicitation—Conditions of the Offer and the Consent Solicitation.”

Under the terms of the Indenture, if the Offer is not consummated, the Issuer may at any time prior to August 1, 2006 redeem up to 35% of the aggregate principal amount of Notes at a redemption price of 112.5% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of one or more “Qualified Equity Offerings” (as defined in the Indenture), provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the date of the Qualified Equity Offering.

The Offer and the Consent Solicitation are not being made to (nor will the tender of Notes for payment be accepted from or on behalf of) Holders of Notes in any jurisdiction where the making or acceptance of the Offer or the Consent Solicitation would not comply with the laws of that jurisdiction.

None of this Offer to Purchase, the Letter of Transmittal or any related document has been filed with the Securities and Exchange Commission, nor has any such document been filed with or reviewed by any federal or state securities commission or regulatory authority of any country. No authority has passed upon the accuracy or adequacy of this Offer to Purchase or the Letter of Transmittal or any related documents, and it is unlawful and may be a criminal offence to make any representation to the contrary.

None of the Issuer, the Dealer Manager, the Information Agent or the Depositary makes any recommendation as to whether or not Holders should tender Notes and deliver Consents in response to the Offer and Consent Solicitation. Each Holder must make his, her or its own decision as to whether to tender Notes and deliver Consents and, if so, as to how many Notes to tender and Consents to deliver.

IMPORTANT INFORMATION

Any Holder that wishes to tender Notes and thereby deliver a Consent should either:

•                                in the case of a Holder that holds physical certificates evidencing the Notes, complete and sign the accompanying Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have its signature thereon guaranteed, if required, and mail or deliver the Letter of Transmittal (or such manually signed facsimile) together with the certificate(s) evidencing the Notes and any other required documents to The Bank of Nova Scotia Trust Company of New York, which is serving as the depositary, and which we refer to as the “Depositary,” at the address set forth on the cover of the Letter of Transmittal; or

•                                in the case of a Holder that holds Notes in book-entry form, follow the procedures set forth under “The Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents—Tender of Notes Held Through DTC; Book-Entry Transfer”; or

•                                in the case of a beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee.

No guaranteed delivery procedures will be available for tendering Notes in the Offer.

The Depository Trust Company, which we refer to as “DTC,” has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes to tender their Notes and thereby deliver Consents as if they were Holders of those Notes. To effect a tender and deliver a Consent, DTC participants may, in lieu of delivering the Letter of Transmittal, transmit their acceptance to DTC through the DTC Automated Tender Offer Program, which we refer to as “ATOP,” and follow the procedure for book-entry transfer set forth in “The Offer and Consent Solicitation—Procedures for Tendering Notes and Delivering Consents.”

The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Issuer or any of its affiliates since the date hereof.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, you may not rely on that information or representation as having been authorized by the Issuer or the Dealer Manager.

THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO A TENDER OF NOTES PURSUANT TO THE OFFER AND DELIVERY OF A CONSENT PURSUANT TO THE CONSENT SOLICITATION.

AVAILABLE INFORMATION

The Issuer files annual, quarterly and current reports and other information with the SEC. Its SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that the Issuer files with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. This information is also available free of charge at the offices of the Luxembourg Paying Agent set forth on the back page of this Offer to Purchase.

INCORPORATION BY REFERENCE

The Issuer incorporates by reference the following documents:

•                                the Annual Report of the Issuer on Form 20-F, for the fiscal year ended December 31, 2004; and

•                                the Current Reports of the Issuer on Form 6-K submitted on May 19 and June 1, 2005.

All documents and reports filed or submitted by the Issuer pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” after the date of this Offer to Purchase and at or prior to the Expiration Time shall be deemed incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase from the date of filing of those documents and reports. These documents and reports are available free of charge at the offices of the Luxembourg Paying Agent set forth on the back page of this Offer to Purchase. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any person receiving a copy of this Offer to Purchase may obtain without charge, upon request, copies of any of the documents incorporated by reference herein, except for the exhibits to those documents (unless the exhibit is specifically incorporated by reference in this Offer to Purchase), by writing or calling Vodafone Group Plc, Attention: Group Treasury, Vodafone House, The Connection, Newbury, RG14 2FN (tel: +441635673809).

SUMMARY

The following summary is provided solely for the convenience of the Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more detailed information contained elsewhere in this Offer to Purchase and the Letter of Transmittal and any amendments or supplements to those documents. Holders of the Notes are urged to read this Offer to Purchase and the Letter of Transmittal in their entirety. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Issuer	MobiFon Holdings B.V., a corporation organized under the laws of The Netherlands.

The Notes

Series A 12.50% Senior Notes due 2010 (CUSIP No. 607054AB9; ISIN No. US607054AB95). The Notes were issued under the Indenture.

As of the date hereof, there are $222,750,000 principal amount of the Notes outstanding.

The Offer

The Issuer is offering to purchase for cash, upon the terms set forth in the Offer to Purchase and the Letter of Transmittal, any and all of the outstanding Notes at the price for each $1,000 principal amount of the Notes set forth below.

The Consent Solicitation

In conjunction with the Offer, the Issuer is soliciting Consents from Holders to the adoption of the Proposed Amendments to the Indenture. Any Holder that wishes to tender Notes pursuant to the Offer must also deliver a Consent to the adoption of the Proposed Amendments. Holders that validly tender their Notes pursuant to the Offer will be deemed to have delivered their Consents by that tender. Each Holder who Consents to the Proposed Amendments prior to the Consent Time shall be entitled to the Total Consideration, which includes a Consent Payment in the amount of $20 per $1,000 principal amount of Notes with respect to which Consents are delivered. However, they will receive the Consent Payment only if the tender is made (and not validly withdrawn) at or prior to the Consent Time and the tendered Notes are accepted for payment pursuant to the terms of the Offer. See “The Offer and Consent Solicitation-The Consent Solicitation.”

Total Consideration

The Total Consideration for Notes validly tendered and accepted for payment pursuant to the Offer and Consents validly delivered pursuant to the Consent Solicitation is equal to the sum of (x) 35% of the Equity Claw-back Price and (y) 65% of the Fixed Spread Price. Holders who validly tender, and do not validly withdraw, their Notes and thereby deliver their Consents pursuant to the Offer prior to the Consent Time will receive the Total Consideration. Holders who validly tender their Notes after the Consent Time, but prior to the Expiration Time, will receive only the Tender Offer Consideration.

Equity Claw-back Price	$1,125 per $1,000 principal amount of Notes validly tendered.

Fixed Spread Price

The Fixed Spread Price is equal to the present value on the Payment Date of all future cash flows on the Notes (minus accrued and unpaid interest up to, but not including, the Payment Date) to the Earliest Redemption Date, calculated in accordance with standard market practice as described in Schedule I to this Offer to Purchase, based on the assumptions that the Notes will be redeemed in full at $1,062.50 per $1,000 principal amount of Notes on the Earliest Redemption Date and that the yield to the Earliest Redemption Date is equal to the sum of (a) the yield on the Reference Security, as calculated by the Dealer Manager in accordance with standard market practice, based on the bid-side price for the Reference Security, as of 2:00 p.m., New York City time, on the Price Determination Date, as displayed on the Bloomberg Government Pricing Monitor, Page PX4 (or any recognized quotation source selected by the Dealer Manager in its discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous), plus (b) the Fixed Spread of 50 basis points. The yield on the Reference Security as of 5:00 p.m., New York City time, on June 6, 2005 was 3.582%.

Consent Payment	$20 per $1,000 principal amount of the Notes.

Tender Offer Consideration	The Total Consideration minus the Consent Payment.

Accrued Interest	Holders also will receive accrued interest up to, but not including, the Payment Date.

Consent Time	The Consent Time is 5:00 p.m., New York City time, on June 21, 2005, unless extended by the Issuer.

Expiration Time	The Offer will expire at 12:01 a.m., New York City time, on July 6, 2005, unless extended by the Issuer.

Proposed Amendments

Substantially all of the restrictive covenants, certain reporting obligations, certain events of default and related provisions and certain opinion delivery obligations in the event of defeasance in the Indenture will be eliminated or modified. In addition, all collateral secured in favor of the Trustee for the benefit of the Holders will be released. The Proposed Amendments would, among other things, eliminate:

•           covenants governing the Issuer’s actions contained in the Indenture relating to the following limitations or requirements: reports, taxes, restricted payments, dividend and other payment restrictions affecting subsidiaries, incurrence of indebtedness and issuance of preferred stock, asset sales, transactions with affiliates, liens, business activities, offer to repurchase upon change of control, sale and leaseback transactions, activities of the

Issuer (subject to the receipt of Consents in respect of at least 66 and 2/3% of the aggregate principal amount of the Notes then outstanding), and guarantees of indebtedness,

•           the related events of default governing the Issuer’s actions contained in the Indenture; and

•           certain opinion delivery obligations in the event of defeasance.

The Proposed Amendments will be set forth in the Supplemental Indenture that will be executed by the Issuer and the Trustee. However, the Supplemental Indenture will provide that the Proposed Amendments will not become operative unless and until validly tendered Notes are purchased pursuant to the Offer. If the Proposed Amendments become operative, the Holders will be bound thereby whether or not they have provided a Consent. If Notes are not purchased pursuant to the Offer (or if the Requisite Consent Condition is not satisfied), the Proposed Amendments will never become operative.

For a brief description of the Proposed Amendments to the Indenture for which Consents are being sought pursuant to the Consent Solicitation, see “The Proposed Amendments.”

Purpose of the Offer and Consent Solicitation

The purpose of the Offer is to acquire any and all of the outstanding Notes. The purpose of the Consent Solicitation and the Proposed Amendments is to eliminate or modify substantially all of the restrictive covenants, certain reporting obligations, certain events of default and related provisions governing the Issuer’s actions contained in the Indenture.

Requisite Consents

Except as noted below, validly delivered Consents from Holders representing at least a majority of the aggregate principal amount of the Notes then outstanding are required for the adoption of the Proposed Amendments, excluding for such purposes any Notes held by the Issuer or any of its affiliates. The Company may execute the Supplemental Indenture at any time after receipt of the Requisite Consents.

We note, however, that the amendment of §4.17 — “Limitation on Activities of the Company” of the Indenture, requires the receipt of Consents representing at least 66 and 2/3% of the aggregate principal amount of Notes then outstanding and, therefore, the Proposed Amendments will include the elimination of §4.17 only if Consents representing at least 66 and 2/3% of the aggregate principal amount of Notes outstanding are received pursuant to the Offer.

Withdrawal and Revocation Rights	Notes tendered pursuant to the Offer and Consents delivered pursuant to the Consent Solicitation may be withdrawn at any time prior to the Consent Time, but not thereafter, by complying with the procedures described herein. A valid withdrawal of tendered Notes prior to the Consent Time shall be deemed a revocation of the related Consent. Valid revocation of Consents prior to the Consent Time will be deemed a withdrawal of the related Notes previously tendered pursuant to the Offer.

If the Issuer reduces the principal amount of Notes subject to the Offer or the Tender Offer Consideration or is otherwise required by law to permit withdrawals (in which case previously tendered Notes may be validly withdrawn to the extent required by law), then previously tendered Notes may be validly withdrawn until the expiration of the relevant period after the date that notice of such reduction or requirement is first published or given or sent to Holders by the Issuer.

In addition, tendered Notes may be validly withdrawn if the Offer is terminated without any Notes being purchased thereunder. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holders.

Payment Date

The Total Consideration, or Tender Offer Consideration, as applicable, for Notes validly tendered and accepted for payment will be paid promptly after the Expiration Time. Payment will be made in immediately available (same-day) funds. See “The Offer and Consent Solicitation-Acceptance of Notes for Purchase; Payment for Notes and Consents.”

Certain Conditions Precedent to the Offer and the Consent Solicitation

The Offer is conditioned upon the satisfaction of the Requisite Consents Condition, and the other conditions to the consummation of the Offer set forth in this Offer to Purchase. The Issuer reserves the right, in its sole discretion, to waive any and all conditions to the Offer and Consent Solicitation prior to the Expiration Time. See “The Offer and Consent Solicitation-Conditions of the Offer and the Consent Solicitation.”

Certain Consequences to Holders of Notes Not Tendering

Consummation of the Offer and the adoption of the Proposed Amendments may have adverse consequences for Holders of Notes that elect not to tender Notes in the Offer, including the following:

•           Holders of Notes outstanding after consummation of the Offer and the Proposed Amendments become operative will not be entitled to the benefit of substantially all of the restrictive covenants, certain reporting obligations and certain of the event of default and related provisions presently contained in the Indenture pursuant to which the Notes were issued;

•           all collateral secured in favor of the Trustee for the benefit of the Holders will be released;

•           the trading market for Notes not tendered in response to

the Offer is likely to be significantly more limited; and

•           non-tendering Holders may be subject to certain adverse tax consequences if the Proposed Amendments result in a deemed exchange of the Notes for “new” notes.

For a discussion of certain factors that should be considered in evaluating the Offer and the Consent Solicitation, see “Considerations for Non-Tendering Holders of Notes.”

Procedures for Tendering Notes and Delivering Consents

A beneficial owner whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact each nominee if that beneficial owner wishes to tender its Notes and thereby deliver a Consent. DTC participants may, in lieu of completing and signing the Letter of Transmittal, transmit their acceptance to DTC through ATOP. For further information, call the Information Agent or the Dealer Manager at the telephone numbers set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or other nominee for assistance. See “The Offer and Consent Solicitation-Procedures for Tendering Notes and Delivering Consents.”

Certain United States Federal Income Tax Consequences	For a summary of the United States federal income tax consequences of the Offer and the Consent Solicitation, see “Certain United States Federal Income Tax Consequences.”

Waivers; Extensions; Amendments; Termination

The Issuer expressly reserves the right, in its sole discretion, subject to applicable law, at any time or from time to time, to:

•           waive any condition to the Offer and accept all Notes previously tendered pursuant to the Offer;

•           extend the Consent Time or the Expiration Time and, unless otherwise provided for in the Offer to Purchase, retain all Notes tendered pursuant to the Offer and Consents delivered pursuant to the Consent Solicitation;

•           amend the terms of the Offer or Consent Solicitation in any respect; and

•           terminate the Offer and not accept for purchase any Notes upon failure of any of the conditions to the Offer.

Any amendment applicable to the Offer will apply to all Notes tendered pursuant to the Offer. See “The Offer and Consent Solicitation-Expiration Time; Consent Time; Extensions; Termination; Amendments.”

Brokerage Commissions

No brokerage commissions are payable by Holders of the Notes to the Dealer Manager, the Information Agent or the Depositary. If Notes are held through a nominee, Holders should contact such nominee to determine whether any transaction costs are applicable.

Dealer Manager and Solicitation Agent	Goldman, Sachs & Co.

Information Agent	D.F. King & Co., Inc.

Depositary	The Bank of Nova Scotia Trust Company of New York.

Trustee	The Bank of Nova Scotia Trust Company of New York.

Luxembourg Paying Agent	Dexia Banque Internationale à Luxembourg.

Further Information

You may request assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and any other documents related to the Offer and Consent Solicitation by contacting the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. Questions or requests for assistance may be directed to the Dealer Manager at its address and telephone number set forth on the back cover of this Offer to Purchase.

THE ISSUER

Through its subsidiary, the Issuer provides wireless telecommunications services in Romania. On May 31, 2005, Vodafone International Holdings B.V., a wholly owned subsidiary of Vodafone Group Plc, referred to herein as Vodafone, completed the purchase of 79% of the shares of the parent company of the Issuer, bringing its total shareholding to 99%. The Issuer is now a subsidiary of Vodafone.

The Issuer’s principal executive offices are located at Rivium Quadrant 173-177, 2909 LC Capelle aan den Ijssel, The Netherlands.

PURPOSE OF THE OFFER AND CONSENT SOLICITATION

The purpose of the Offer is to acquire any and all of the outstanding Notes and eliminate the associated interest expense. The purpose of the Consent Solicitation and the Proposed Amendments is to eliminate or modify substantially all of the restrictive covenants, certain reporting obligations and certain events of default governing the Issuer’s actions contained in the Indenture. In addition, in accordance with the Proposed Amendments, all collateral secured in favor of the Trustee for the benefit of the Holders will be released. See “Considerations for Non-Tendering Holders of Notes” and “The Proposed Amendments.”

THE OFFER AND CONSENT SOLICITATION

Terms

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (including, if the Offer is extended or amended, the terms and condition of any such extension or amendment), the Issuer is offering to purchase for cash any and all of its outstanding Notes at a price for each $1,000 principal amount of Notes tendered pursuant to the Offer equal to the Tender Offer Consideration, plus accrued and unpaid interest on the Notes up to, but not including, the Payment Date. The Tender Offer Consideration for Notes validly tendered and accepted for payment pursuant to the Offer is equal to the sum of (x) 35% of the Equity Claw-back Price and (y) 65% of the Fixed Spread Price, less the Consent Payment. The Equity Claw-back Price is equal to $1,125 per $1,000 principal amount of Notes. The Fixed Spread Price is equal to the present value on the Payment Date of all future cash flows on the Notes (minus accrued and unpaid interest to, but not including, the Payment Date) to the Earliest Redemption Date, calculated in accordance with standard market practice as described in Schedule I to this Offer to Purchase, based on the assumption that the Notes will be redeemed in full at $1,062.50 per $1,000 principal amount of Notes on the Earliest Redemption Date and that the yield to the Earliest Redemption Date is equal to the sum of (a) the yield on the Reference Security, as calculated by the Dealer Manager in accordance with standard market practice, based on the bid-side price for the Reference Security, as of 2:00 p.m. New York City time, on the Price Determination Date, as displayed on the Bloomberg Government Pricing Monitor, Page PX4 (or any recognized quotation source selected by the Dealer Manager in its discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous), plus (b) 50 basis points. The yield on the Reference Security as of 5:00 p.m., New York City time, on June 6, 2005 was 3.582%.

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying Letter of Transmittal (including, if the Consent Solicitation is extended or amended, the terms and conditions of any such extension or amendment), the Issuer is soliciting Consents to the Proposed Amendments from Holders of the Notes, and is offering to pay to each Holder who consents to the Proposed Amendments prior to the Consent Time, the Total Consideration, which includes the Tender Offer Consideration and the Consent Payment in cash in the amount of $20 per $1,000 principal amount of the Notes in respect of Notes for which

Consents have been validly delivered and not validly revoked prior to such Consent Time. Such payment will be made on the Payment Date if, but only if, the Notes are accepted for payment pursuant to the terms of the Offer.

The Proposed Amendments require the Consents of the Holders of at least a majority of the then outstanding aggregate principal amount of the Notes issued thereunder (except for the amendment of §4.17 — “Limitation on Activities of the Company” of the Indenture, which requires Consents from Holders of at least 66 and 2/3% of the then outstanding aggregate principal amount of Notes), excluding for such purposes any Notes owned by the Issuer or any of its affiliates. See “The Proposed Amendments” for a description of the Proposed Amendments.

Payment of the Total Consideration (i.e., the Tender Offer Consideration plus the Consent Payment) or the Tender Offer Consideration, as applicable, plus accrued and unpaid interest up to, but not including, the Payment Date, for Notes validly tendered and accepted for payment shall be made promptly following the Expiration Time on the Payment Date. Any Holder who tenders Notes after the Consent Time will be entitled to receive, if Notes are accepted for payment pursuant to the Offer, the Tender Offer Consideration, but not the Consent Payment, for the Notes so tendered and accepted for payment. The Issuer will be deemed to have accepted validly tendered Notes in the Offer and, therefore, validly delivered Consents in the Consent Solicitation, when, as and if the Issuer has given oral or written notice thereof to the Depositary.

Holders who desire to tender their Notes pursuant to the Offer and to receive the Total Consideration are required to validly tender such Notes and deliver a Consent to the Proposed Amendments prior to the Consent Time. The completion, execution and delivery of the Letter of Transmittal by a Holder in connection with the tender of Notes will constitute the delivery of a Consent by the tendering Holder to the Proposed Amendments. As the Proposed Amendments are being presented as one proposal with respect to the Indenture, the delivery of a Consent by a Holder will constitute a consent to all of the Proposed Amendments.

Holders that validly tender will receive on the Payment Date accrued interest up to, but not including, the Payment Date.

To the extent permitted by applicable law, the Issuer reserves the right to extend, delay, accept, amend or terminate the Offer and the Consent Solicitation. To the extent permitted by applicable law, the Issuer may waive any or all of the conditions to the Offer and the Consent Solicitation.

All Holders that tender their Notes pursuant to the Offer and in accordance with the procedures described in this Offer to Purchase will be deemed to have delivered their Consents pursuant to the Consent Solicitation. Holders may not deliver Consents without tendering their Notes nor may they tender Notes without delivering Consents. However, Holders who tender their Notes after the Consent Time will receive the Tender Offer Consideration, rather than the Total Consideration. A Holder may not revoke a Consent without withdrawing the previously tendered Notes to which such Consent relates. Tenders of Notes may be validly withdrawn and Consents may be validly revoked at any time prior to the Consent Time, but not thereafter. A valid withdrawal of tendered Notes prior to the Consent Time will constitute the concurrent valid revocation of such Holder’s related Consent.

Notes may be tendered and will be accepted for payment only in denominations of $1,000 principal amount and integral multiples thereof. The Depositary will act as agent for the tendering Holders for the purpose of receiving the cash consideration from the Issuer. In the event the Issuer amends the consideration offered for Notes in the Offer, the amended consideration will be paid with regard to all Notes accepted in the Offer, including those accepted before the announcement of an increase in consideration.

Holders that tender in the Offer will not be required to pay brokerage commissions to the Dealer Manager, the Information Agent or the Depositary or fees or, subject to the instructions in the Letter of Transmittal, other transfer taxes with respect to the tender of Notes pursuant to the Offer. If Notes are held through a nominee, Holders should contact the nominee to determine whether any transaction costs are applicable. See “Fees and Expenses.”

No appraisal rights are available to Holders in connection with the Offer or the Consent Solicitation.

The Consent Solicitation

In conjunction with the Offer, the Issuer is soliciting Consents from Holders of Notes to the adoption of the Proposed Amendments.

Holders that tender their Notes at or prior to the Expiration Time pursuant to the Offer, and do not validly withdraw such tenders prior to the Consent Time, in accordance with the procedures described in this Offer to Purchase, will be deemed to have delivered their Consents pursuant to the Consent Solicitation. Holders may not deliver Consents without tendering their Notes in the Offer.

Upon receipt of the Requisite Consents, the Issuer intends to cause the Depositary to deliver the Requisite Consents to the Trustee as soon as practicable after the Expiration Time. The Issuer will not be obligated to accept tendered Notes for purchase and to pay the Total Consideration or the Tender Offer Consideration, as applicable, pursuant to the Offer unless, among other things, the Requisite Consents Condition and the other conditions set forth in this Offer to Purchase shall have been satisfied or waived. In addition, Consents will not be counted if the tender of a Holder’s Notes is defective and the defect is not cured to the satisfaction of, or waived by, the Issuer. The Issuer may, but is not obligated to, execute the Supplemental Indenture at any time after receipt of the Requisite Consents. Pursuant to the terms of the Supplemental Indenture, which will be effective upon execution, the provisions to be eliminated or modified by the Proposed Amendments will remain unchanged until the Notes that were validly tendered and not withdrawn prior to the Consent Time are accepted for payment pursuant to the terms of the Offer, at which time the Proposed Amendments automatically will become operative. See “—Conditions of the Offer and the Consent Solicitation.”

If the Requisite Consents are received and the Proposed Amendments have become operative with respect to the Notes, the Proposed Amendments will be binding on all non-tendering Holders of the Notes. Accordingly, consummation of the Offer and the adoption of Proposed Amendments may have adverse consequences for Holders who elect not to tender in the Offer. See “Considerations for Non-Tendering Holders of Notes”. As a result of the adoption of the Proposed Amendments, Holders of outstanding Notes will no longer be entitled to the benefit of substantially all of the restrictive covenants, certain reporting obligations, certain events of default and certain other provisions presently contained in the Indenture, and all collateral secured in favour of the Trustee for the benefit of the Holders will be released. In addition, the trading market for any Notes not validly tendered pursuant to the Offer is likely to be significantly more limited in the future if the Offer is consummated. See “Considerations for Non-Tendering Holders of Notes” and “The Proposed Amendments.” Moreover, non-tendering Holders may be subject to certain adverse tax consequences if the Proposed Amendments result in a deemed exchange of the Notes for ‘‘new’’ notes. See “Certain United States Federal Income Tax Consequences—Non-Tendering Holders.”

Acceptance of Notes for Purchase; Payment For Notes and Consents

Upon the terms and subject to the conditions of the Offer, the Issuer will accept all Notes validly tendered (and not validly withdrawn) pursuant to the Offer and all Consents validly delivered (and not validly revoked). Subject to rules promulgated under the Exchange Act, the Issuer expressly reserves the right to delay acceptance of any of the Notes and Consents or to terminate the Offer or the Consent Solicitation and not accept for purchase any Notes not theretofore accepted if any of the conditions set forth under the heading

“—Conditions of the Offer and the Consent Solicitation” are not satisfied or waived by the Issuer. The Issuer will pay the Tender Offer Consideration or the Total Consideration, as applicable, pursuant to the Offer promptly after the acceptance for payment of the applicable Notes validly tendered and not validly withdrawn pursuant to the Offer. In all cases, the Issuer will purchase Notes accepted for purchase pursuant to the Offer only after timely receipt by the Depositary of:

•                                certificates representing the Notes or timely confirmation of a book-entry transfer of the Notes into the Depositary’s account at DTC pursuant to the procedures set forth under “—Procedures for Tendering Notes and Delivering Consents;”

•                                a validly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a validly transmitted Agent’s Message (as defined below); and

•                                any other documents required thereby.

For purposes of the Offer, the Issuer will be deemed to have accepted validly tendered Notes when, as and if the Issuer gives oral or written notice thereof to the Depositary. Consents delivered to the Depositary will be deemed to have been accepted by the Issuer if, as and when the Issuer and the Trustee execute the Supplemental Indenture, but the Consent Payment will not be payable until the Issuer has accepted the Notes for payment pursuant to the Offer. The Depositary will act as agent for the tendering Holders for the purposes of receiving the cash consideration from the Issuer and transmitting the cash consideration to the tendering Holders. Under no circumstances will any additional amount be paid by the Issuer or the Depositary by reason of any delay in making the cash consideration payment.

All questions as to the validity, form, eligibility (including the time of receipt), acceptance and withdrawal of tendered Notes and delivery and revocation of delivered Consents will be resolved by the Issuer, whose determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders of Notes and deliveries of Consents that are not in proper form or the acceptance of which would, in the opinion of counsel for the Issuer, be unlawful, and waive any irregularities or conditions of tender as to particular Notes or delivery as to particular Consents. The Issuer’s interpretation of the terms and conditions of the Offer and the Consent Solicitation (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities or defects in connection with tenders of Notes and deliveries of Consents must be cured within that period of time as the Issuer determines. None of the Issuer, the Dealer Manager, the Information Agent, the Depositary or the Trustee will have any duty to give notification of irregularities or defects in tenders or deliveries or will incur any liability for failure to give that notification. Tenders of Notes or deliveries of Consents will not be deemed to have been made until the irregularities have been cured to the satisfaction of, or waived by, the Issuer.

If, for any reason whatsoever, acceptance for purchase of any Notes tendered and Consents delivered pursuant to the Offer and the Consent Solicitation is delayed, or the Issuer is unable to accept for purchase Notes tendered and Consents delivered pursuant to the Offer and the Consent Solicitation, then, without prejudice to the Issuer’s rights set forth in this Offer to Purchase, the Depositary may nevertheless, on behalf of the Issuer, and subject to rules promulgated under the Exchange Act, retain previously tendered Notes and delivered Consents, and those Notes may not be withdrawn and those Consents may not be revoked.

If the Offer is terminated or withdrawn, or if any tendered Notes are not accepted for purchase because of an invalid tender, the occurrence or non-occurrence of certain other events set forth in this Offer to Purchase, or otherwise, then the unaccepted Notes will be returned promptly, at the Issuer’s expense, to the tendering Holder thereof (or, in the case of Notes tendered by book-entry transfer, those Notes will be credited to the account maintained at DTC from which those Notes were delivered) (unless otherwise requested by the Holder under “Special Delivery Instructions” in the Letter of Transmittal) promptly after the Expiration Time or the termination of the Offer and the Consents delivered in connection with those Notes will be deemed void.

No alternative, conditional or contingent tenders of Notes or deliveries of Consents will be accepted. A tendering Holder, by executing a Letter of Transmittal or facsimile thereof, or by electronically transmitting its acceptance through ATOP, waives all rights to receive notice of acceptance of that Holder’s Notes for purchase.

Holders whose Notes are tendered and accepted for purchase pursuant to the Offer will be entitled to accrued and unpaid interest on their Notes up to, but not including, the applicable Payment Date.

Procedures for Tendering Notes and Delivering Consents

The tender of Notes at or prior to the Expiration Time pursuant to the Offer and in accordance with the procedures described below will be deemed to constitute the delivery of a Consent with respect to the Notes tendered. Holders may not deliver Consents without tendering their Notes in the Offer. Holders that validly tender (and do not validly withdraw) their Notes and thereby deliver Consents at or prior to the Consent Time will be eligible to receive the Total Consideration. Notes tendered after the Consent Time but at or prior to the Expiration Time will be eligible to receive the Tender Offer Consideration only.

The tender by a Holder of Notes and delivery of a Consent pursuant to one of the procedures set forth below will constitute a binding agreement among that Holder and the Issuer in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal.

Letters of Transmittal and Notes should be sent only to the Depositary and not to the Issuer, the Dealer Manager and Solicitation Agent, the Information Agent, DTC or the Trustee.

No guaranteed delivery procedures will be available for tendering Notes in the Offer.

Tender of Notes Held Through DTC; Book-Entry Transfer

The Depositary will seek to establish accounts with respect to the Notes at DTC for the purpose of the Offer within two New York Stock Exchange, Inc. trading days after the date of the Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Notes by causing DTC to transfer the Notes into the Depositary’s account in accordance with DTC’s procedure for transfer.

The Depositary and DTC have confirmed that the Offer is eligible for ATOP. To effectively tender Notes that are held through DTC, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an Agent’s Message (as defined below) to the Depositary for its acceptance. The Agent’s Message must be received at or prior to the Consent Time to make the Holder eligible to receive the Total Consideration. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming part of a book-entry confirmation, which is referred to as the “Book-Entry Confirmation,” which states that DTC has received an express acknowledgment from a participant in DTC tendering Notes which are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuer may enforce the agreement against that participant. Delivery of the Agent’s Message by DTC will satisfy the terms of the Offer and the Consent Solicitation as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message.

Method of Delivery

The method of delivery of Notes and other documents to the Depositary, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the Holder, and delivery will be deemed made when actually received by the Depositary. Instead of effecting delivery by mail, it is recommended that tendering and consenting Holders use an overnight or hand delivery service. If delivery is by mail, it is recommended that Holders use registered mail, validly insured, with return receipt requested. In all cases, Holders should allow sufficient time to ensure delivery to the Depositary at or prior to the Consent Time or the Expiration Time, as applicable.

Signature Guarantees

All signatures on a Letter of Transmittal must be guaranteed by a recognized participant (a “Medallion Signature Guarantor”) in the securities transfer agents’ Medallion Program, unless the Notes tendered or withdrawn, as the case may be, pursuant thereto are tendered by (i) the registered Holder of such Notes (which term, for purposes of the Letter of Transmittal, shall include any participant in DTC whose name appears on a security position listing as the owner of Notes) that has not completed any of the boxes entitled “Special Payment Instructions” or “Special Delivery Instructions” on the Letter of Transmittal, or (ii) for the account of a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office in the United States (each an “Eligible Institution”). If Notes are registered in the name of a person other than the signer of a Letter of Transmittal, as the case may be, or if payment is to be made or certificates for unpurchased Notes are to be issued or returned to a person other than the Holder, then the Notes must be endorsed by the Holder, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Issuer, duly executed by the Holder, with those signatures guaranteed by a Medallion Signature Guarantor.

Payment of Total Consideration or Tender Offer Consideration

Tendering Holders should indicate in the applicable box in the Letter of Transmittal or to DTC (in the case of Holders of Notes that electronically transmit their acceptance through ATOP) the name and address to which payment of the cash consideration and/or certificates evidencing Notes not accepted for purchase, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the Letter of Transmittal or transmitting the acceptance through ATOP, as the case may be. In the case of payment or issuance in a different name, the employer identification or Social Security number of the person named must also be indicated and a Substitute Form W-9 for the recipient (which is provided in the Letter of Transmittal and Consent) must be completed. If these instructions are not given, the payment of the cash consideration or Notes not accepted for purchase, as the case may be, will be made or returned, as the case may be, to the Holder of the relevant Notes tendered.

Special Instructions for Beneficial Owners

Persons who are beneficial owners of Notes but are not Holders of Notes and who seek to tender Notes and deliver Consents should:

•                                contact the Holder of the Notes and instruct the Holder to tender the Notes and deliver a Consent on its behalf;

•                                obtain and include with the accompanying Letter of Transmittal Notes validly endorsed for transfer by the Holder or accompanied by a validly completed bond power from the Holder, together with a validly completed irrevocable proxy that authorizes the person to deliver a Consent pursuant to the Consent Solicitation on behalf of that Holder, with signatures on the endorsement or bond power guaranteed by a Medallion Signature Guarantor; or

•                                effect a record transfer of the Notes from the Holder to the beneficial owner and comply with the requirements applicable to Holders for tendering Notes at or prior to the Consent Time or the Expiration Time, as applicable.

Any Notes validly tendered at or prior to the Consent Time or the Expiration Time accompanied by a validly completed Letter of Transmittal or a validly transmitted Agent’s Message for the Notes will be transferred of record by the registrar as of the Consent Time or the Expiration Time, as applicable, at the discretion of the Issuer, subject to the satisfaction or waiver of the conditions in the Offer to Purchase.

United States Federal Income Tax Backup Withholding

Under the United States federal income tax laws, the Depositary may be required to withhold and remit to the United States Treasury 28% of the amount of the cash consideration paid to certain Holders of Notes pursuant to the Offer. In order to avoid this backup withholding, each tendering U.S. Holder (as defined below) of Notes electing to tender Notes pursuant to the Offer must provide the Depositary with the Holder’s or payee’s correct taxpayer identification number and certify that the Holder or payee is not subject to the backup withholding by completing the Substitute Form W-9 provided in the Letter of Transmittal. A Non-U.S. Holder (as defined below) may be required to submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8 BEN) in order to establish an exemption from backup withholding.

Determination of Validity

All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes and revocation of delivered Consents will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer expressly reserves the absolute right to reject any and all tenders of Notes or delivery of Consents not in proper form and to determine whether its acceptance of or payment for the tenders of Notes or delivery of Consents would be unlawful and, subject to applicable law, to waive or amend any of the conditions to the Offer or to waive any defect or irregularity in the tender of any of the Notes or the delivery of any Consents. None of the Issuer, the Dealer Manager and Solicitation Agent, the Depositary, the Information Agent or any other person will be under any duty to notify Holders of any defects or irregularities in tenders of Notes or delivery of Consents or will incur any liability for failure to give any notification of defects or irregularities. No tender of Notes or delivery of Consents will be deemed to have been validly made until all defects and irregularities with respect to those Notes or Consents have been cured or waived. The Depositary will return any Notes that it receives that are not validly tendered and as to which irregularities have not been cured or waived to the appropriate tendering Holder as soon as practicable. Interpretation of the terms and conditions of the Offering Materials (including the Letter of Transmittal and the instructions thereto) will be made by the Issuer in its sole discretion and will be final and binding on all parties.

Withdrawal of Tenders and Revocation of Consents

Tenders of Notes may be withdrawn and Consents may be revoked pursuant to the Offer at any time prior to the Consent Time by complying with the procedures described herein. Thereafter, such tenders may be withdrawn and Consents may be revoked only if the Offer is terminated without any Notes being accepted by the Issuer for purchase thereunder or in certain limited circumstances where additional withdrawal rights are required by law. The withdrawal of Notes prior to the Consent Time in accordance with the procedures set forth hereunder will effect a revocation of the related Consent. In order for a Holder of Notes to revoke a Consent, such Holder must withdraw the related tendered Notes.

Any Holder that has tendered Notes and delivered Consents may withdraw such Notes and revoke such Consents prior to the Consent Time by delivery of a written notice of withdrawal and revocation, subject to the limitations described herein. For a withdrawal of tendered Notes and the revocation of Consents to be effective, a written or facsimile transmission notice of withdrawal or revocation must be received by the Depositary prior to the Consent Time at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn or to which the revocation of Consents relates, (ii) contain the description of the Notes to be withdrawn and the aggregate principal amount represented by such Notes and (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered and such Consent was delivered (including any required signature guarantees), or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and revoking the Consent and (y) a properly completed irrevocable proxy authorizing such person to effect such withdrawal on behalf of such Holder. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of such withdrawal even if physical release is not yet effected.

Any valid revocation of a Consent will automatically render the prior tender of the Notes to which such Consent relates defective, and the Issuer will have the right, which it may waive, to reject such tender as invalid. Any permitted withdrawal of Notes and revocation of Consents may not be rescinded, and any Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer and any Consents revoked will be deemed not validly delivered for purposes of the Consent Solicitation; provided, however, that validly withdrawn Notes may be re-tendered and revoked Consents may be re-delivered by again following one of the appropriate procedures described herein at any time prior to the Consent Time for Consents and the Expiration Time for tenders.

If the Issuer extends the Offer, or, for any reason (whether before or after the Notes have been accepted for payment), the acceptance for payment of, or the payment for, the Notes is delayed or if the Issuer is unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to the Issuer’s rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Issuer and may not be withdrawn (subject to Rule 14e-l(c) under the Exchange Act, which requires that the Issuer pay the consideration offered or return the securities deposited by or on behalf of security Holders promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this section.

If any tendered Notes are not purchased pursuant to the Offer for any reason, the Notes will be returned to the tendering Holders thereof or credited to the account maintained at DTC from which such Notes were delivered, unless otherwise requested by such Holder under ‘‘Special Delivery Instructions’’ in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer. See ‘‘—Conditions of the Offer and Consent Solicitation’’ and ‘‘—Expiration Time; Consent Time; Extensions; Termination; Amendments”

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and revocation of Consents will be determined by the Issuer, in its sole discretion (whose determination shall be final and binding). None of the Issuer, the Dealer Manager, the Solicitation Agent, the Information Agent, the Depositary, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation of Consents, or will incur any liability for failure to give any such notification.

Conditions of the Offer and the Consent Solicitation

The Issuer will not be required to accept any Notes for payment and may terminate or amend the Offer, as provided herein, if the Offer has not been consummated. Notwithstanding any other provision of the Offer or the Consent Solicitation, the Issuer shall not be required to accept any Notes for purchase, and may terminate, extend or amend the Offer or the Consent Solicitation and may postpone, subject to Rule 14e-1 under the

Exchange Act, the acceptance of Notes so tendered and Consents so delivered, whether or not any other Notes or Consents have theretofore been accepted for payment pursuant to the Offer and the Consent Solicitation, if, at or prior to the Expiration Time, any of the following conditions exist:

•                                there shall have occurred (i) any event, change or development, including any prospective event, change or development, that, in the sole judgment of the Issuer, has or may have a material adverse effect on the Issuer, the market price of the Notes or the value of the Notes to the Issuer or (ii) any outbreak or escalation of hostilities or acts of terrorism involving the United States, the United Kingdom or Romania or the declaration by the United States, the United Kingdom or Romania of a national emergency or war;

•                                the Requisite Consents Condition shall not have been satisfied;

•                                there shall have been any action taken or threatened, or any action pending, by or before any governmental regulatory or administrative agency or authority or by any court or tribunal, or any statute, rule, regulation, judgment, order, stay, decree or injunction proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Consent Solicitation that;

(i)                           in the sole judgment of the Issuer, might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or Consent Solicitation or otherwise relate in any manner to the Offer or Consent Solicitation;

(ii)                        in the sole judgment of the Issuer, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of the Issuer and its subsidiaries, taken as a whole; or

(iii)                     in the sole judgment of the Issuer, would materially impair the contemplated benefits of the Offer or Consent Solicitation to the Issuer or be material to Holders in deciding whether to accept the Offer or Consent Solicitation;

•                                there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Issuer that, in the sole judgment of the Issuer, would or might result in any of the consequences referred to in (iii) above;

•                                there shall have occurred:

•                                any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets or any other significant adverse change in United States securities or financial markets;

•                                any significant adverse change in the price of the Notes;

•                                a material impairment in the trading market for debt securities generally;

•                                a declaration of a banking moratorium or any suspension of payments in respect of banks by authorities in the United States, the United Kingdom or Romania (whether or not mandatory);

•                                any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, or other event that, in the sole judgment of the Issuer, might affect the nature or extension of credit by banks or other financial institutions;

•                                any significant change in United States, the United Kingdom or Romania currency exchange rates or a suspension of, or limitation on, the markets therefore (whether or not mandatory); or

•                                in the case of any of the foregoing existing at the time of the commencement of the Offer, in the sole judgment of the Issuer, a material acceleration, escalation or worsening thereof; or

•                                there shall exist, in the sole judgment of the Issuer, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which the Issuer is a party, or by which it is bound) to the acceptance for payment of, or payment for, any of the Notes or to the scope, validity or effectiveness of the Consents solicited by this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer, in its sole discretion, regardless of the circumstances giving rise to any of these conditions (including any action or inaction by the Issuer) and may be waived by the Issuer, in whole or in part, at any time and from time to time in its sole discretion. If any of the foregoing events shall have occurred, the Issuer may, subject to applicable law:

•                                terminate the Offer or the Consent Solicitation and return all Notes tendered pursuant to the Offer to the tendering Holders;

•                                extend the Offer or the Consent Solicitation and retain all tendered Notes until the extended Expiration Time;

•                                amend the terms of the Offer or the Consent Solicitation in any respect or modify the consideration to be paid pursuant to the Offer or the Consent Solicitation; or

•                                waive the unsatisfied condition or conditions with respect to the Offer and accept all validly tendered Notes.

See “—Expiration Time; Consent Time; Extensions; Termination; Amendments” and “—Procedures for Tendering Notes and Delivering Consents.” The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by the Issuer concerning the events described in this section shall be final and binding upon all persons.

Expiration Time; Consent Time; Extensions; Termination; Amendments

The Offer and Consent Solicitation will expire at the Expiration Time but may be extended by the Issuer in its sole discretion. The Consent Time may also be extended by the Issuer, subject to certain conditions. The Issuer expressly reserves the right to extend the Offer for such period or periods as it may determine, in its sole discretion from time to time, by notifying the Depositary of any extension by oral or written notice and shall make a public announcement thereof, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, as applicable. There can be no assurance that the Issuer will exercise its right to extend the Offer or the Consent Solicitation.

During any extension of the Offer, all Notes previously tendered pursuant thereto and not validly withdrawn will remain subject to the Offer and may be accepted for purchase at the expiration of the Offer and all Consents delivered to the Depositary will remain effective, unless validly revoked prior to the Consent Time.

The Issuer also expressly reserves the right, in its sole discretion, subject to applicable law:

•                                to terminate the Offer and the Consent Solicitation at any time at or prior to the Expiration Time and not accept for payment any Notes not theretofore accepted for payment;

•                                to delay the acceptance for purchase of any Notes or, regardless of whether Notes were theretofore accepted for purchase, to delay the purchase of any Notes pursuant to the Offer, by giving oral or written notice of the delay to the Depositary; and

•                                at any time, or from time to time, to amend the Offer or Consent Solicitation in any respect and any amendment to the Offer or the Consent Solicitation will apply to all Notes tendered, regardless of when or in what order such Notes were tendered.

The reservation by the Issuer of the right to delay acceptance for purchase of Notes is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that the Issuer pay the consideration offered or return the Notes deposited by or on behalf of Holders thereof promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination or amendment of the Offer will be followed promptly by a public announcement thereof. Without limiting the manner in which the Issuer may choose to make a public announcement of any extension, delay, termination or amendment of the Offer, the Issuer shall have no obligation to publish, advertise or otherwise communicate any public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Offer or Consent Solicitation, in which case the Issuer shall have no obligation to publish, advertise or otherwise communicate that announcement other than by issuing a notice of the extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

If the Issuer decides to decrease the amount of Notes being sought in the Offer or to increase or decrease the consideration offered to Holders, the Issuer will, to the extent required by applicable law, cause the Offer to be extended, if necessary, so that the Offer remains open at least until the expiration of ten business days from the date that the notice is first published, sent or given by the Issuer.

If the Issuer makes a material change in the terms of the Offer or Consent Solicitation or the information concerning the Offer or Consent Solicitation, or waives any condition to the Offer that results in a material change to the circumstances of the Offer, then the Issuer will disseminate additional tender offer materials to the extent required under the Exchange Act and will extend the Offer or the Consent Solicitation to the extent required in order to permit Holders adequate time to consider these materials and, in some circumstances, withdraw their Notes and revoke their Consents. The minimum period during which the Offer or Consent Solicitation must remain open following material changes in the terms of the Offer or the Consent Solicitation or information concerning the Offer or the Consent Solicitation, other than a change in Total Consideration, Tender Offer Consideration or percentage of Notes sought, will depend upon the specific facts and circumstances, including the relative materiality of the terms or information.

Lost or Missing Certificates

If a Holder of Notes wishes to tender Notes pursuant to the Offer, but certificates evidencing those Notes have been mutilated, lost, stolen or destroyed, the Holder should write to or telephone the Trustee at the address or telephone number listed below, concerning the procedures for obtaining replacement certificates for those Notes, arranging for indemnification or any other matter that requires handling by the Trustee.

The address of the Trustee is as follows:

The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza
23rd Floor
New York, NY 10006
Attention: Pat Keane
Fax: 1-212-225-5436
Telephone: 1-212-225-5427

THE PROPOSED AMENDMENTS

The following is a summary of the Proposed Amendments.

The Proposed Amendments, if they are adopted and become operative, will eliminate substantially all of the covenants in the Indenture governing the Issuer’s actions, and will eliminate or modify the related events of default. For more complete information regarding the effects of the Proposed Amendments, reference is made to the Indenture, which is incorporated herein by reference and a copy of which may be obtained from the Information Agent. The Supplemental Indenture would, in substance, amend the following covenants in the Indenture (which are identified below by their respective section references in the Indenture):

(1)                        the covenant entitled “Reports” (§ 4.03); and

(2)                        the covenant entitled “Compliance Certificate” (other than clause (a) thereof) (§ 4.04).

The Supplemental Indenture would also eliminate the following covenants and provisions from the Indenture (which are also identified below by their respective section references in the Indenture):

(1)                        the provision entitled “Offer to Purchase by Application of Excess Proceeds or MobiFon Proceeds”
(§ 3.09).

(2)                        the covenant entitled “Taxes” (§ 4.05);

(3)                        the covenant entitled “Stay, Extension and Usury Laws” (§ 4.06);

(4)                        the covenant entitled “Restricted Payments” (§ 4.07);

(5)                        the covenant entitled “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” (§ 4.08);

(6)                        the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”  (§ 4.09);

(7)                        the covenant entitled “Asset Sales”  (§ 4.10);

(8)                        the covenant entitled “Transactions with Affiliates” (§ 4.11);

(9)                        the covenant entitled “Liens” (§ 4.12);

(10)                  the covenant entitled “Business Activities” (§ 4.13);

(11)                  the covenant entitled “Corporate Existence” (§ 4.14);

(12)                  the covenant entitled “Offer to Repurchase upon Change of Control” (§ 4.15);

(13)                  the covenant entitled “Limitation on Sale and Leaseback Transactions” (§ 4.16);

(14)                  the covenant entitled “Limitation on Activities of the Company” (§ 4.17), it being noted that amendment of this covenant will require Consents from Holders of at least 66 and 2/3% of the aggregate principal amount of Notes outstanding;

(15)                  the covenant entitled “Limitation on Issuances of Guarantees of Indebtedness” (§ 4.18);

(16)                  the covenant entitled “Payments for Consents” (§ 4.19);

(17)                  the covenant entitled “Excess Cash Flow Offer” (§ 4.21);

(18)                  the provision entitled “Merger, Consolidation, or Sale of Assets” (§5.01);

(19)                  the provision entitled “Successor Corporation Substituted” (§5.02); and

(20)                  paragraphs (2) and (3) of the provision entitled “Conditions to Legal or Covenant Defeasance” (§8.04).

The Proposed Amendments would amend the provision entitled “Acceleration” (§6.02) to remove any reference to a premium to be paid by the Company in connection with an Event of Default.

In addition, the Proposed Amendments would amend or eliminate §10 of the Indenture and amend or terminate (i) the Collateral Agreement entered into by the Issuer and the Trustee (the “Collateral Agreement”) and (ii) the Depositary Agreement entered into by the Issuer and the Trustee (the “Depositary Agreement”) in order to release the collateral thereunder, and terminate the requirement to maintain collateral pursuant to the Indenture. Accordingly, upon effectiveness of the Supplemental Indenture, the Trustee will be instructed by the Company to release the collateral held pursuant to the Indenture, the Collateral Agreement and the Depositary Agreement.

The Proposed Amendments would waive any existing Default or Event of Default under the Indenture arising out of the failure by the Issuer to deliver a notice of a Change of Control or make a Change of Control Offer as required pursuant to § 4.15 of the Indenture.

The Proposed Amendments would also eliminate all events of default under the Indenture other than the failure to pay principal of and interest on the Notes. The Proposed Amendments would delete definitions from the Indenture when references to those definitions would be eliminated as a result of the foregoing proposed amendments.

The Proposed Amendments will be effected by the Supplemental Indenture, which will be executed by the Issuer and the Trustee on or promptly following the Expiration Time or such earlier date as determined by the Company, but in no event prior to receipt of the Requisite Consents. Although the Supplemental Indenture may be executed on an earlier date, assuming the Requisite Consents have been obtained, the Proposed Amendments will not become operative until the Notes validly tendered prior to the Expiration Time are accepted for payment pursuant to the terms of the Offer. The Indenture, without giving effect to the Proposed Amendments, will remain in effect until the Proposed Amendments become operative. If the Offer is terminated or withdrawn, or the Notes are not accepted for purchase hereunder, the Proposed Amendments will not become operative.

Pursuant to the terms of the Indenture, the Proposed Amendments (other than in respect of § 4.17 of the Indenture — “Limitation on Activities of the Company”) require the consent of the Holders of a majority in aggregate principal amount of Notes then outstanding under the Indenture. If the Requisite Consents are received and the Proposed Amendments become operative with respect to the Indenture, the Proposed Amendments (other than in respect of § 4.17 of the Indenture, which requires the consent of Holders of at least 66 and 2/3% of the principal amount of Notes then outstanding) will be binding on all Holders, including all non-tendering Holders. The Proposed Amendments will include the removal of § 4.17 of the Indenture only to the extent that the Issuer receives Consents from Holders of at least 66 and 2/3% of the Notes outstanding prior to the Expiration Time.

Upon receipt of the Requisite Consents with respect to the adoption of the Proposed Amendments and the execution of the Supplemental Indenture, the Requisite Consents Condition will be deemed satisfied. See “The Tender Offer and Consent Solicitation—Conditions of the Offer and the Consent Solicitation.”

The Proposed Amendments constitute a single proposal and a tendering and/or consenting Holder must consent to the adoption of the Proposed Amendments as an entirety and may not consent selectively with respect to certain Proposed Amendments. Accordingly, a Consent, and the corresponding tender, purporting to consent only to some of the Proposed Amendments will not be valid.

CONSIDERATIONS FOR NON-TENDERING HOLDERS OF NOTES

You should carefully review the following considerations, in addition to the other information set forth herein before determining whether or not to tender Notes and deliver Consents to the adoption of the Proposed Amendments.

Effect of the Proposed Amendments

If the Proposed Amendments become operative, Holders that are not validly tendered for purchase pursuant to the Offer for any reason will no longer be entitled to the benefits of substantially all of the restrictive covenants, certain reporting obligations and certain events of default of the Indenture after those provisions have been eliminated or modified by the Proposed Amendments. The Proposed Amendments would, among other things,  amend the Indenture to delete or modify most restrictive provisions, including, without limitation, covenants relating to the Issuer’s ability to incur indebtedness, pay dividends, merge or consolidate with or into, or convey, transfer or lease, all or substantially all of its assets to another person, incur liens, make payments or other distributions to affiliates and take certain other actions that would otherwise be restricted under the Indenture. The elimination or modification of the foregoing provisions would permit the Issuer to take actions that could increase the credit risks faced by the Holders of any remaining Notes, adversely affect the market price and credit rating of such Notes or otherwise be adverse to the interests of the Holders of the remaining Notes. In addition, all collateral secured in favor of the Trustee for the benefit of the Holders will be released.  Non-tendering Holders may be subject to certain adverse tax consequences if the Proposed Amendments result in a deemed exchange of the Notes for “new” Notes. See “Certain United States Federal Income Tax Consequences”.

The Proposed Amendments will not relieve the Issuer from its obligation to make scheduled payments of principal and accrued interest on the Notes not purchased pursuant to the Offer in accordance with the terms of the Indenture as currently in effect.

Further, the Issuer and its business may be managed in a manner that otherwise might have been prohibited under the Indenture before the Proposed Amendments became operative. Without taking into account other factors affecting the Notes that might result from the consummation of the Offer, the Proposed Amendments might have a material adverse effect on the value or credit rating of the Notes resulting from, among other things, the increased ability of the Issuer to incur debt, incur liens or pay dividends.

Adverse Effects on Trading Market for the Notes

To the extent that Notes are tendered and accepted in the Offer, the trading market for the Notes that remain outstanding thereafter will become more limited. A debt security with a smaller outstanding principal amount available for trading, which we refer to as a smaller “float,” may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Notes not tendered for purchase may be affected adversely to the extent that the principal amount of Notes tendered and purchased pursuant to the Offer reduces the float of the Notes. The reduced float may also tend to make the trading price more volatile. In addition, the reduced covenant protection resulting from the Proposed Amendments is likely to have an adverse impact on the trading market for the Notes. There can be no assurance that any trading market will exist for the Notes following the consummation of the Offer. The extent of the market for the Notes following consummation of the Offer would depend upon, among other things, the remaining outstanding principal amount of Notes after the Offer, the number of Holders that remain at that time and the interest in maintaining a market in the Notes on the part of securities firms, and other factors.

Future Actions in Respect of the Notes

The Issuer has offered to purchase all of the outstanding Notes in this Offer. Following completion of the Offer, the Issuer may purchase additional Notes in the open market, in privately negotiated transactions, through tender offers or otherwise. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Offer. The Notes also are subject to redemption at the option of the Issuer commencing on July 31, 2007 at fixed redemption prices. In addition, the Issuer may at any time prior to August 1, 2006 redeem up to 35% of the aggregate principal amount of Notes at a fixed redemption price with the net cash proceeds of one or more “Qualified Equity Offerings” (as defined in the Indenture), provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture remains outstanding after the occurrence of such redemption and the redemption occurs within 90 days of the date of the Qualified Equity Offering. Any future purchases by the Issuer will depend on various factors existing at that time. There can be no assurance as to which of these alternatives, if any, the Issuer will ultimately choose to pursue in the future.

Termination of Reporting Requirements

Following the successful conclusion of the Offer, the Issuer will seek to have its reporting requirements under the Exchange Act of suspended.

Certain Terms of the Notes

The Notes were issued by the Issuer under the Indenture dated as of June 27, 2003. As of the date hereof, there are $222,750,000 principal amount of the Notes outstanding. The Notes bear interest at a rate of 12.50% per annum, payable on each January 31 and July 31. The Notes also are subject to redemption at the option of the Issuer commencing on July 31, 2007 at fixed redemption prices. The Notes contain certain covenants, including those outlined in “The Proposed Amendments” (most of which will be eliminated if the Proposed Amendments are adopted).

The above description of the terms of the Notes is qualified in its entirety by reference to the full and complete terms contained in the Indenture (including the form of the Notes attached thereto), copies of which are available upon request without charge from the Information Agent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences to U.S. Holders (as defined below) of (i) tendering Notes pursuant to the Offer and Consent Solicitation, and (ii) retaining Notes that are amended pursuant to the adoption of the Proposed Amendments. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the disposition of Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as financial institutions, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organisations, dealers in securities or currencies, investors that have held the Notes as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar).

As used herein, the term “U.S. Holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation created or organised under the laws of the United States or any State thereof; (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership that holds Notes will depend on the status of the partner and the activities of the partnership. Holders that are partnerships should consult their tax advisers concerning the U.S. federal income tax consequences to their partners of a sale of Notes by the partnership.

The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF SELLING THE NOTES, THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Tenders of Notes Pursuant to the Offer

Because the Issuer has taken the position that the U.S. federal income tax rules applicable to “contingent payment debt instruments” (the “Contingent Debt Rules”) should apply to the Notes, the U.S. federal income tax treatment of a U.S. Holder who sells Notes to the Issuer pursuant to the Offer will depend on whether, at the time of the sale, there are any remaining contingent payments under the projected payment schedule used by the U.S. Holder to accrue income in respect of the Notes.

A U.S. Holder who sells Notes to the Issuer pursuant to the Offer will recognize gain or loss equal to the difference between the amount realised and the U.S. Holder’s adjusted tax basis in the Notes sold. For this purpose, the amount realised by a U.S. Holder is equal to the amount of cash received from the Issuer in exchange for the Notes, including the Consent Payment (but see the discussion below under “—Consent Payment”) and excluding any amount attributable to accrued but unpaid interest, and reduced to the extent the U.S. Holder has a negative adjustment carryforward on the Note pursuant to the Contingent Debt Rules.

Generally, a U.S. Holder’s adjusted tax basis for a Note will be equal to the cost of the Note to the U.S. Holder, as further adjusted by any market discount or premium that the U.S. Holder allocated under the Contingent Debt Rules to a daily portion of interest or projected payment that accrued or was made before the date of sale pursuant to the Offer.

No remaining contingent payments

If there are no remaining contingent payments as of the date of sale, then, under the Contingent Debt Rules, any gain or loss recognised by a U.S. Holder will be treated as capital gain or loss for U.S. federal income tax purposes. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the Notes exceeds one year. Any gain or loss will generally be U.S. source. Any amounts received from the Company that are attributable to accrued and unpaid interest will be taxable as non-US source interest income to the extent not previously included in income. A reduced tax rate on long-term capital gain may apply to individual and other non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.

Remaining contingent payments

If there are any remaining contingent payments, then under the Contingent Debt Rules any gain realised by the U.S. Holder will be treated as foreign source ordinary interest income, and any loss will be treated as ordinary loss to the extent the U.S. Holder’s total interest inclusions on the Note exceed the total net negative adjustments on the Note that the U.S. Holder took into account as ordinary loss under the Contingent Debt Rules, and any additional loss will generally be US-source capital loss.

U.S. Holders should consult their tax advisers concerning the U.S. federal income tax treatment of a sale of Notes pursuant to the Offer.

Consent Payment

The tax treatment of the receipt of a Consent Payment by a U.S. Holder whose Notes are purchased pursuant to the Offer is subject to uncertainty because there are no authorities that directly address the treatment of such a payment. The Consent Payment may be treated as additional consideration for the Notes, in which case the Consent Payment would be treated as part of the amount paid to the U.S. Holder in respect of its tendered Notes, as provided in the discussion under “—Tenders of Notes Pursuant to the Offer.” Alternatively, the Consent Payment may be treated as a separate fee that would be subject to tax as ordinary income. The Company intends to treat the Consent Payment as additional consideration received in exchange for tendered Notes. There can be no assurance, however, that the Internal Revenue Service (the “IRS”) will not attempt to treat the receipt of the Consent Payment as the receipt of separate consideration for consenting to the Proposed Amendments. Holders are urged to consult their own tax advisors as to the proper treatment of the Consent Payment.

Backup Withholding and Information Reporting

Payments of the proceeds of sale of Notes, including a Consent Payment, pursuant to the Offer and Consent Solicitation by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Non-Tendering Holders

U.S. Holders who continue to hold Notes that are amended pursuant to the Proposed Amendments will not be subject to any U.S. federal income tax consequences as a result of the adoption of the Proposed Amendments, provided that the resulting changes to the Terms and Conditions of the Notes are not treated as a significant modification under the applicable U.S. Treasury regulations. This will principally depend on whether the elimination of the Excess Cash Flow Offer is considered to be economically significant based on all of the relevant facts and circumstances.

U.S. Holders should consult their tax advisers concerning the US federal income tax consequences of the adoption of the Proposed Amendments.

DEALER MANAGER, SOLICITATION AGENT, DEPOSITARY AND INFORMATION AGENT

In connection with the Offer and Consent Solicitation, the Issuer has retained Goldman, Sachs & Co. to act as Dealer Manager and Solicitation Agent, The Bank of Nova Scotia Trust Company of New York to act as Depositary and D.F. King & Co., Inc. to act as Information Agent, each of which will receive customary fees for its services. The Issuer has agreed to pay the Dealer Manager and the Information Agent a fee in connection therewith and reimburse each of them for reasonable out-of-pocket expenses.

At any time, the Dealer Manager may trade the Notes for its own account or the accounts of customers and, accordingly, may hold a long or short position in the Notes. In addition, the Dealer Manager may contact Holders of Notes regarding the Offer and the Consent Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes.

The Issuer has agreed to indemnify the Dealer Manager against certain liabilities, including certain liabilities under federal and state law or otherwise caused by, relating to or arising out of the Offer. The Dealer Manager and its affiliates have provided in the past, investment banking, financial advisory services and commercial banking transactions to the Issuer and its affiliates. The Dealer Manager and its affiliates have received customary fees for such services.

None of the Dealer Manager, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information concerning the Issuer contained or incorporated by reference in this Offer to Purchase or for any failure by the Issuer to disclose events that may have occurred and may affect the significance or accuracy of such information.

Any Holder that has questions concerning the terms of the Offer may contact the Dealer Manager at the address and telephone number set forth on the back cover page of this Offer to Purchase. Questions and requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. Holders of Notes may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the addresses or to the facsimile number set forth on the back cover page of this Offer to Purchase.

FEES AND EXPENSES

The Issuer will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses that they incur in forwarding copies of the Offering Materials to the beneficial owners of the Notes. No fees or commissions have been or will be paid to any broker, dealer or other person, other than the Dealer Manager, the Information Agent and the Depositary, in connection with the Offer.

The Issuer will pay all transfer taxes, if any, with respect to the Notes, subject to the instructions in the Letter of Transmittal. However, if Notes for principal amounts not accepted for tender are to be delivered to, or are to be registered or issued in the name of, any person other than the Holder of the Notes, or if tendered Notes are to be registered in the name of any person other than the person signing the Letter of Transmittal or electronically transmitting acceptance through ATOP, or if a transfer tax is imposed for any reason other than the purchase of Notes pursuant to the Offer, then the amount of any transfer tax (whether imposed on the

Holder of Notes or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of that tax or exemption therefrom is not submitted, then the amount of the transfer tax will be deducted from the Total Consideration or Tender Offer Consideration, as applicable, otherwise payable to the tendering Holder. Any remaining amount will be billed directly to the tendering Holder.

MISCELLANEOUS

Other than with respect to the Dealer Manager, the Information Agent and the Depositary, neither the Issuer nor any of its affiliates have engaged, or made any arrangements for, nor do they have any contract, arrangement or understanding with, any broker, dealer, agent or other person regarding the purchase of Notes hereunder, and no person has been authorized by the Issuer or any of their affiliates to provide any information or to make any representations in connection with the Offer, other than those expressly set forth in this Offer to Purchase, and, if so provided or made, you must not rely on that other information or representations as having been authorized by the Issuer or any of its affiliates. The delivery of the Offering Materials shall not, under any circumstances, create any implication that the information set forth therein is correct as of any time after the date thereof, or that there has been no change in the information set forth therein or in the affairs of the Issuer or any of its subsidiaries or affiliates since the date thereof.

No dealer, salesperson or other person is authorized to give any information or to make any representations with respect to the matters described in the Offering Materials (which include any materials appended thereto) other than those contained therein or in the documents incorporated by reference therein and, if given or made, you must not rely on such information or representation as having been authorized by the Issuer, the Dealer Manager, the Depositary or the Information Agent. The delivery of the Offering Materials (which include any materials appended thereto) shall not, under any circumstances, create any implication that there has been no change in the affairs of the Issuer since the date thereof, or that the information therein is correct as of any time after the date thereof.

SCHEDULE I

FORMULA TO DETERMINE PURCHASE PRICE OF NOTES

Definitions

TOTAL CONSIDERATION	=	the sum of (x) 35% of the Equity Claw-back Price and (y) 65% of the Fixed Spread Price.

EQUITY CLAW-BACK PRICE	=	$1,125 per $1,000 principal amount of Notes.

FIXED SPREAD PRICE	=

the present value on the Payment Date of all future cash flows on the Notes (minus accrued and unpaid interest to, but not including, the Payment Date) to the Earliest Redemption Date, calculated in accordance with standard market practice, based on the assumption that the Notes will be redeemed in full at $1,062.50 per $1,000 principal amount on the Earliest Redemption Date and that the yield to the Earliest Redemption Date is equal to the Yield (as defined below).

YIELD (YLD)	=

the sum of (a) the yield on the Reference Security, as calculated by the Dealer Manager in accordance with standard market practice, based on the bid-side price for the Reference Security, as of 2:00 p.m., New York City time, on the Price Determination Date, as displayed on the Bloomberg Government Pricing Monitor, Page PX4 (or any recognized quotation source selected by the Dealer Manager in its discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous), and (b) the Fixed Spread, expressed as a decimal number.

REFERENCE SECURITY	=	3.5% U.S. Treasury Note due May 31, 2007.

PRICE DETERMINATION DATE	=	The Price Determination Date shall initially be June 20, 2005, the eleventh business day immediately preceding the scheduled Expiration Time.

FIXED SPREAD	=	0.50% (50 basis points).

TENDER OFFER CONSIDERATION	=	Total Consideration less the Consent Payment.

CPN	=	the contractual rate of interest payable on a Note as a decimal number.

N	=	the number of semi-annual coupon periods from (but excluding) the Payment Date to (and including) the Earliest Redemption Date.

S	=

the number of days from and including the semiannual interest payment date immediately preceding the Payment Date up to, but not including, the Payment Date. The number of days is computed using the 30/360 daycount method.

CP	=	the Consent Payment ($20 per $1,000 principal amount of Notes).

Exp	=	exponentiate. The term to the left of ‘‘exp’’ is raised to the power indicated by the term to the right of ‘‘exp.’’

RV	=	the assumed redemption amount, based on the Earliest Redemption Date, is $1,062.50 per $1,000 principal amount of Notes.

Formula for Fixed Spread Price:

N	CFi (1+YLD/2)exp(Di/180)
– Accrued Interest
i=1

Total Consideration = 0.35 x ($1,125) + 0.65 x (FIXED SPREAD PRICE)

Tender Offer Consideration = Total Consideration - CP

The Depositary for the Offer and the Consent Solicitation is:

The Bank of Nova Scotia Trust Company of New York
One Liberty Plaza
23rd Floor
New York, NY 10006
Attention: Pat Keane
Fax: 1-212-225-5436
Telephone: 1-212-225-5427

You may direct any questions and requests for assistance to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and any other documents related to the Offer may be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager and Solicitation Agent for the Offer and Consent Solicitation is:

Goldman, Sachs & Co.

Credit Liability Management Group
85 Broad Street, 29th Floor
New York, New York 10004
Toll-free: 800 828-3182
Collect: 1-212-357-3019

The Information Agent for the Offer and Consent Solicitation is:

D.F. King & Co., Inc.

48 Wall Street
New York, New York 10005
Banks and Brokers Call Collect: 1-212-269-5550
or
All Others Call Toll Free: 1-800-848-3416

The Luxembourg Paying Agent for the Offer and Consent Solicitation is:

Dexia Banque Internationale à Luxembourg

69 route d’Esch
L-2953 Luxembourg
Telephone: +352 4590 1